Press Release
For Immediate Release

Beazer Homes Announces Closing of Sanford Homes Acquisition

Atlanta, Georgia, August 2, 2001 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it has closed its previously announced acquisition of the homebuilding operations of Sanford Homes of Colorado (“Sanford Homes”).

In June 2001, Beazer announced that it had signed an agreement to acquire Sanford Homes.   Sanford Homes and its predecessors have been building homes in the metropolitan Denver area since 1961, and is the third largest private homebuilder in the Denver area (in revenues), closing 354 homes in calendar 2000 with revenues of $138 million.

Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, “We are extremely pleased to announce the closing of our acquisition of Sanford Homes.  This acquisition represents our entry into the vibrant Denver market and is expected to be accretive to our earnings in fiscal 2002.”

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes also provides mortgage origination, title and insurance services to its homebuyers.

Contact:	David S. Weiss
Executive Vice President and Chief Financial Officer
(404) 250-3420
dweiss@beazer.com

Note:	Certain statements in this Press Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report for the year ended September 30, 2000.